Exhibit 99.1

Diffusion Pharmaceuticals Names Director Dr. Robert Cobuzzi as President and Chief Executive Officer

CHARLOTTESVILLE, Va. (September 8, 2020) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion” or “the Company”), today announced that Robert (“Bob”) J. Cobuzzi Jr., Ph.D., who has served as a member of the Company’s Board of Directors since January 2020, will succeed David G. Kalergis as President and Chief Executive Officer effective immediately. Mr. Kalergis will retire from his operational responsibilities but continue to serve as Chairman of the Board.

Dr. Cobuzzi is an accomplished pharmaceutical executive with significant and successful experience in the areas of drug development, business development and operational leadership across multiple therapeutic areas. Since joining the Diffusion board in January 2020, Bob has immersed himself in the science and development of Diffusion’s lead-product candidate, trans sodium crocetinate (“TSC”), providing significant support to management as the Chairman of the Science and Technology Committee.

"Bob is uniquely qualified to lead Diffusion as it expands efforts to develop TSC for life-threatening medical conditions where the body has a decreased ability to deliver oxygen to the areas where it is needed most," said David Kalergis, Diffusion's Chairman. "His deep leadership expertise and broad industry experience make him the ideal leader to drive product development and Company growth."

"I am honored to build on David’s legacy and excited to lead Diffusion into its next phase of development. I believe Diffusion has a significant opportunity with TSC to develop a unique and clinically meaningful asset that we believe will address an unmet medical need and create shareholder value," said Dr. Cobuzzi. "I would like to thank David and the Board for the opportunity to serve Diffusion, its patients and its shareholders."

David G. Kalergis has retired as president and chief executive officer of the Company but will continue to serve as chairman of the board of the Company. “It has been a tremendous privilege, first to work with Dr. John Gainer on the development of TSC, and then to work with the entire Diffusion team to bring this exciting new drug to its current inflection point,” said Mr. Kalergis. “Speaking on behalf of the entire board, we welcome Bob as president and CEO.”

Dr. Cobuzzi has 25 years of cross-functional leadership experience in the pharmaceutical and biotechnology industries. He currently serves as a Venture Partner and chairman of the Business Development Board of Sunstone Life Sciences Ventures. From 2005 until 2018, Dr. Cobuzzi held senior leadership roles with Endo International PLC (Nasdaq: ENDP), most recently as President of Endo Ventures Ltd. headquartered in Dublin, Ireland. Prior to joining Endo, Dr. Cobuzzi’s experience included significant scientific licensing, regulatory, and clinical program experience with Adolor Corporation, Centocor Inc. and AstraMerck, Inc./Astra Pharmaceuticals LP. Dr. Cobuzzi graduated from Colby College with an A.B. in Biochemistry and Art History, received his Ph.D. in Molecular and Cellular Biochemistry from Loyola University Chicago and completed a post-doctoral fellowship in Experimental Therapeutics at Roswell Park Comprehensive Cancer Center in Buffalo, New York.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to deliver oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions. Diffusion’s lead drug TSC was originally developed in conjunction with the United States (“U.S.”) Office of Naval Research, which was seeking a way to treat multiple organ failure and its resulting mortality caused by low oxygen levels from blood loss on the battlefield. Evolutions in research have led to Diffusion’s focus today on addressing some of medicine’s most intractable and difficult-to-treat diseases, including multiple organ failure from respiratory distress, stroke and glioblastoma multiforme (“GBM”) brain cancer. In each of these diseases, lack of available oxygen presents a significant obstacle for medical providers and is the target for TSC’s novel mechanism. The Company is currently partnering with U.S. and European institutions on an expedited research program to develop TSC as a treatment for the low oxygen levels and associated multiple organ failure in COVID-19 patients.

Preclinical data support the potential for TSC as a treatment for other conditions where low oxygen availability plays an important role, such as myocardial infarction, peripheral artery disease and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease. In addition to the development of TSC, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the ability to develop TSC to address an unmet medical need and create shareholder value including, without limitation, with respect to the treatment of COVID-19 patients; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Robert Cobuzzi, Ph.D., CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

rcobuzzi@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

Media Contact:

Jeffrey Freedman

RooneyPartners

646-432-0191

jfreedman@rooneyco.com

# # #